As filed with the Securities and Exchange Commission on December 7, 2016

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Polar Power, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3621	33-0479020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

249 E. Gardena Boulevard

Gardena, CA 90248

(310) 830-9153

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur D. Sams

President and Chief Executive Officer

Polar Power, Inc.

249 E. Gardena Boulevard

Gardena, CA 90248

(310) 830-9153

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry A. Cerutti, Esq.	Mitchell S. Nussbaum, Esq.
Lisa A. Raines, Esq. Troutman Sanders LLP 5 Park Plaza, Suite 1400	Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue
Irvine, California 92614	New York, New York 10154
(949) 622-2700/(949) 622-2739 (fax)	(212) 407-4000/(212) 407-4990 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-213572

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(4)
Common stock, $0.0001 par value per share	460,000	$7.00	$3,220,000		$373.20
Representative’s Warrants to purchase common stock	—	—	—	(3)	—
Shares of common stock underlying Representatives’ Warrants	5,000	$7.00	$35,000		$4.06
Total	465,000	$7.00	$3,255,000		$377.26

(1)	Represents only the additional number of shares being registered, including 60,000 additional shares that the underwriters have the option to purchase to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-213572).
(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $19,320,000 on a Registration Statement on Form S-1, as amended (File No. 333-213572), which was declared effective by the Securities and Exchange Commission on December 6, 2016. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $3,255,000 is hereby registered, which includes the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	We have agreed to issue warrants exercisable within five years after the effective date of this registration statement representing 5% of the securities issued in the offering (the “Representatives’ Warrants”) to Roth Capital Partners, LLC and Joseph Gunnar & Co., LLC. The Representatives’ Warrants are exercisable at a per share price equal to 125% of the common stock public offering price. Resales of the Representatives’ Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares issuable upon exercise of the Representatives’ Warrants are also being similarly registered on a delayed or continuous basis hereby. See “Underwriting.” In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representatives’ Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	The Registrant previously paid $106.46 in connection with the filing of Registration Statement on Form S-1, as amended (File No. 333-213572).

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Polar Power, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-213572) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on September 9, 2016, and which the Commission declared effective on December 6, 2016.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 465,000 shares, 60,000 of which are subject to purchase upon the exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock to cover over-allotments, if any, and 5,000 of which are subject to purchase upon the exercise of the Representatives’ Warrants. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gardena, State of California, on this 7th day of December, 2016.

POLAR POWER, INC.

By:	/s/ Arthur D. Sams
Arthur D. Sams,
President, Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 7, 2016.

Signature	Title

/s/ Arthur D. Sams	Chief Executive Officer, President, Secretary and
Arthur D. Sams	Chairman of the Board of Directors (principal executive officer)
/s/ Luis Zavala	Vice President Finance and Acting Chief
Luis Zavala	Financial Officer (principal financial and accounting officer)
/s/ Matthew Goldman	Director
Matthew Goldman

/s/ Keith Albrecht	Director
Keith Albrecht

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

23.2	Consent of Weinberg & Company, P.A.